Filed Pursuant to Rule 433

Registration Nos. 333-233424

and 333-233424-02

**Full Pxing Details**

Joint Leads: Wells Fargo (str), J.P. Morgan, Santander, TD

Co-Managers: RBC, U.S.Bank

CLS	$AMT (MM)*	WAL	MOODY’S/S&P	E.FIN	L.FIN	BNCH	SPREAD	CPN%	YLD%	$PRICE
============================================================================================
A-1	324.500	0.14	P-1/A1+	04/22	11/22	IntL	+3	.15946%	.15946%	$100.00000
A-2	630.000	0.88	Aaa/AAA	05/23	10/24	EDSF	+8	.49%	.500%	$99.99168
A-3	630.000	2.18	Aaa/AAA	01/25	06/26	IntS	+7	1.02%	1.024%	$99.99608
A-4	165.500	3.24	Aaa/AAA	03/25	10/28	IntS	+6	1.26%	1.267%	$99.98836
============================================================================================

Transaction Details:

* Ticker : VALET 2021-1

* Offered Size : $1.75bln

* Registration : Public/SEC Registered

* Pricing speed : 1.30% ABS to Call

* Expected Ratings: Moody’s/S&P

* ERISA Eligible : Yes

* EU RR Eligible : No

* Min denoms : $100k x $1k

* Expected Settle : December 13, 2021

* 1st Payment Date: December 20, 2021

* Pricing : PRICED

* Bill and Deliver: Wells Fargo

Available Information:

* Preliminary Prospectus (Attached)

* URL: https://dealroadshow.com

   Entry Code (Case Sensitive): VALET211

* Direct Link: https://dealroadshow.com/e/VALET211

* Intex CDI File (Attached)

   Intex Dealname: wsvaet202101

   Password: J423

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https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.